123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005 Media Contact: Eric Epperson (901) 495-7301

AUTOZONE REPORTS PRELIMINARY FIRST QUARTER SALES;
ANNOUNCES EARNINGS RELEASE DATE

Memphis, Tenn. (November 21, 2000) -- AutoZone, Inc. (NYSE symbol: AZO), today reported preliminary sales of $1.064 billion for the 12 weeks ended November 18, 2000, compared with $1.006 billion in fiscal 2000. Same store sales, or sales for domestic auto parts stores open at least one year, increased 2% during the quarter, including 1% for retail sales and 11% for commercial sales. Stores in Mexico reported a same store sales increase of greater than 40%, with same store sales at TruckPro down 1%. In fiscal 2000, first quarter same store sales for domestic auto parts stores increased 7%, including 7% for retail sales and 9% for commercial sales.

AutoZone is comfortable with the First Call consensus estimate of $0.46 per share for the first quarter and expects to report earnings per share for the second quarter ending February 12, 2001, of $0.31- $0.32, with the higher end of the range dependent upon typical winter weather trends. The Company is comfortable with the range of First Call estimates of $2.30 - $2.33 per share for the current year. Beyond this year, AutoZone expects to achieve 15% earnings per share growth for the foreseeable future.

During the quarter, AutoZone opened 41 new and replaced 5 auto parts stores in the U.S. Aggregate share repurchases under the currently authorized $1.35 billion share repurchase program are $1.23 billion or 47.5 million shares at the end of the first quarter, including $205 million or 9.0 million shares under forward purchase contracts.

Final results for the quarter ended November 18, 2000, will be released after market close on Tuesday, December 5, 2000. John C. Adams, Jr., chairman and chief executive officer, will host a one hour conference call beginning at 4:00 P.M. (CST) to discuss the results of the quarter. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "About Us," "Investor Relations," "Conference Calls," or by going directly to http://www.autozone.com/Investors . The call will also be available by dialing (630) 395-0173. A replay of the call and slides will be available on the website. In addition, a replay of the call will be available by dialing (402) 220-3014 through Tuesday, December 12, 2000, at 5:00 PM (CST).

AutoZone sells auto and light truck parts, chemicals and accessories through 2,956 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through autozone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details.

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